a.k.a. Brands Holding Corp. Announces Expansion of Board of Directors with
Appointments of Simon Beard and Ilene Eskenazi

SAN FRANCISCO – January 4, 2022 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of direct-to-consumer (DTC) fashion brands for the next-generation, today announced the appointment of Simon Beard and Ilene Eskenazi to its Board of Directors effective December 31, 2021.

“We are thrilled to have both Simon and Ilene join our Board at such an exciting time in our business,” said Jill Ramsey, Chief Executive Officer of a.k.a. Brands. “We look forward to leveraging their extensive expertise as we continue to scale and grow our brands and add even more great direct-to-consumer fashion brands to our portfolio. Their experience will be invaluable as we implement strategic growth initiatives to build upon our success as a next-generation retail platform.”

Mr. Beard is a highly accomplished entrepreneur, having co-founded the premium streetwear brand Culture Kings in Brisbane, Australia in 2008. Culture Kings was added to a.k.a. Brands’ portfolio of high-growth brands in March of 2021. Mr. Beard is a visionary leader who rapidly grew Culture Kings from a flea market stall to one of the most unique e-commerce and brick & mortar experiences that combines fashion, music, culture and sport. Mr. Beard successfully developed Culture Kings into a company at the forefront of streetwear fashion, known for its extensive, curated collection of leading global brands, as well as its attractive offering of proprietary brands and exclusive styles. He holds a Bachelor of Commerce degree from the Queensland University of Technology in Australia.

“I am thrilled to be joining a.k.a. Brands’ Board of Directors and look forward to leveraging my experience to support the growth of the group of brands and execute on our strategic initiatives,” said Mr. Beard. “I am proud that Culture Kings is part of the a.k.a. Brands portfolio, and I am excited to apply my entrepreneurial skillset to help the company on its mission to be the next generation of retail and increase value for shareholders.”

Ms. Eskenazi brings over 20 years of leadership experience across consumer brands in the retail, sports, technology, and food and beverage industries, including a wealth of regulatory and corporate governance experience. She currently serves as Chief Legal Officer and Corporate Secretary for Petco Health and Wellness Company Inc., where she oversees all legal, corporate governance and regulatory affairs in support of the company’s strategic plans and growth objectives. Prior to Petco, she was the Global General Counsel and Chief Human Resources Officer for Boardriders, Inc., an apparel company formerly known as Quiksilver, where she was responsible for all legal and human resource initiatives, managing approximately 10,000 employees and distribution in over 100 countries. Previously, she served as Chief Legal Officer and SVP of Talent Operations and Performance at True Religion Apparel, Inc., and she began her career at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Eskenazi holds a Bachelor of Arts in Philosophy from the University of Michigan and a J.D. from the University of California at Los Angeles School of Law.

“I am excited to become a Board member of a.k.a. Brands, which has built a unique and differentiated brand accelerator platform,” said Ms. Eskenazi. “The company is a global leader in direct-to-consumer fashion, and I look forward to collaborating with my fellow Board members and using my knowledge and experience to help drive a.k.a. Brands’ next phase of growth as a publicly traded company.”

About a.k.a. Brands
Established in 2018, a.k.a. Brands is a brand accelerator of direct-to-consumer fashion brands for the next generation. Each brand in the a.k.a. portfolio is customer obsessed, curates quality exclusive merchandise, creates authentic and inspiring social content and targets a distinct Gen Z and millennial audience. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml, Petal & Pup and Rebdolls.

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Investor Contact
investors@aka-brands.com

Media Contact
media@aka-brands.com